EXHIBIT 10.(a)

 AGREEMENT FOR SOFTWARE LICENSE

 THIS SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into as of April 15,1997, by and between Dayton Hudson Corporation, a Minnesota corporation ("Customer"), on behalf of itself, its existing and future operating divisions existing and future-owned majority subsidiaries, and ATS Money Systems, Inc. a Nevada corporation ("Vendor").

 RECITALS

 WHEREAS, in the past, Vendor has licensed to Customer certain Cash Office Systems software known as CP2000 (the "Base
 Software") on a per-store basis ("Existing Licenses").

 WHEREAS, Customer needs certain enhancements and revisions to the Base Software, and Vendor is willing to provide Customer on a nonexclusive basis, with such enhancements and modifications (the "Base Software" as so modified and enhanced, shall be known as CP4000 and is referred to herein as the "Software").

 WHEREAS, Vendor is willing to license the Software to Customer on an enterprise-wide basis, so that Customer may install the Base Software, the Software and/or another software product known as CP3000 in as many store locations within the operating divisions and majority-owned subsidiaries of Customer as Customer desires.

 NOW, THEREFORE, Customer and Vendor agree as follows:

 1.      DEVELOPMENT OF THE SOFTWARE.

     Vendor agrees to make the modifications and enhancements to the Base Software that are described in the CP4000 Systems Specifications. attached as Exhibit A hereto
(the "Scope").

 2.      DELIVERY OF SOFTWARE.

     Vendor shall deliver to Customer, and install on a computer system designated by Customer (as provided for in the Scope) at Customer's test laboratory, one Customer store, and Customer's Central Processing Center by no later than 16 weeks after the execution of this Agreement by all parties, the Software, with all modifications and enhancements described in the Scope. Accompanying such delivery will be a report signed by an authorized officer of Vendor certifying that, to the best of Vendor's knowledge, Vendor has complied with the specifications and requirements of the Scope. Vendor then shall notify Customer for Vendor's readiness for testing by Customer (the date of such notification referred to herein as the "Installation Date").

 3.      INITIAL TESTING OF SOFTWARE.

     Promptly after the Installation Date, Customer shall perform the tests for the Installation Stage referenced in Exhibit A hereto, which shall include but shall not be limited to tests in Customer's test laboratory environment and in one
(1) of Customer's stores, Customer shall perform such tests
over a 30-day period following the Installation Date, to determine whether: (i) the Software meets the specifications and performance standards in Exhibit A, and (ii) the Software performs repetitively on a variety of data without failure. In the event that the Software does not perform in accordance with such specifications and performance standards, Customer shall forthwith notify Vendor in writing and Vendor shall have a period of twenty (20) days from receipt of the written notice to correct the deficiencies of the Software discovered by Customer. Upon redelivery to Customer, Customer shall have a period of fifteen (15) days to re-test the Software. Failure of the Software to meet the aforesaid specifications and performance standards after the second set of tests shall constitute a default by Vendor under Section 16 hereof. If Customer determines that the Software satisfies the specifications and performance standards for the Installation Stage set forth in Exhibit A, then Customer shall promptly
notify Vendor in writing that   Customer is prepared to proceed
with the Pilot.

 4.      PILOT OF SOFTWARE.

     The Pilot shall consist of installation and operation of the Software in up to fourteen (14) stores. The Pilot shall commence within fifteen (15) days of Customer's notification under Section 3 (provided, however, that if Customer's notification is provided after October 1, 1997, Customer, at its sole option, reserves the right to delay the commencement of the Pilot until January 15, 1998). The Pilot shall continue for a period of eight (8) weeks after the date of commencement. If, during the eight (8) week period, Customer discovers that the Software does not perform in accordance with the specifications and performance standards for the Pilot set forth in Exhibit A, then Customer shall forthwith notify Vendor in writing and Vendor shall have a period of twenty (20) days to correct the deficiencies discovered by Customer. Upon re-delivery to Customer, Customer shall have a period of fifteen (15) days to re-test the Software. Failure of the Software to meet the specifications and performance standards after the second set of tests shall constitute a default by Vendor under Section 16 hereof. If Customer determines that the Software satisfies the specifications and performance standards for the Pilot set forth in Exhibit A, then Customer shall promptly notify Vendor in writing that the Software has successfully completed the Pilot ("Pilot Completion").

 5.      ROLL-OUT.

     Within 120 days of the occurrence of Pilot
Completion, Customer will commence to install the Software in its stores on a widespread basis. Customer will notify Vendor in writing of the first day that such installation commences (the "Roll-Out Commencement Date"), and will make best efforts to provide such written notice at least ten (10) days before the Rollout Commencement Date.

 6.      PROGRESS PAYMENTS.

     a.      Payments.

	     Customer shall pay Vendor a fee for development of the Software (including therein the fee for licensing of the software Products (as defined in Section 8 below) as follows
("Progress Payments"):

	     (1)     upon execution of this Agreement;

	     (2)     upon Pilot Completion;

	     (3)     upon the Roll-Out Commencement Date.

     Vendor will invoice Customer for each of these payments once due, and Customer will pay the invoice within thirty (30) days of receipt.

     b.      Termination prior to the Roll-Out Commencement Date.

     At any time prior to Roll-Out Commencement Date, Customer shall be entitled (with or without cause) to terminate the portion of this Agreement that pertains to the development of and licensing of the Software ("Software Development and Licensing Project"). In the event Customer elects to terminate the Software Development and Licensing Project as provided herein, the following shall apply:

	     (1)     Customer shall not be required to pay
Vendor any further Progress Payments and Vendor shall be entitled to retain any amounts paid prior to termination;

	     (2) Customer shall pay Vendor a license fee of per store for Base Software shipped to Customer since January
1,1997;

	     (3) Customer shall pay Vendor a license fee of per store for Power Encode Software shipped to Customer since
January 1,1997 (the "Power Encode Software" is that software that allows the Unisys Enc9620 to operate simultaneously with the Base Software and the CP3000 Software including without limitation all upgrades, enhancements and modifications thereto.)

	     (4) The Software Products enterprise license contemplated by this Agreement shall be deemed null and void and Customer shall have a non- exclusive, nontransferable and perpetual per store license to use the Base Software and Power Encode Software for the Existing Licenses and the per store licenses paid for pursuant to subsections (2) and (3) above (the "Store Licenses"). Except as modified in this subsection
(4), the licensing terms and conditions of the Agreement shall apply to the Store Licenses.

 7.      OWNERSHIP OF SOFTWARE.

     The Software Products, together with all improvements, additions, enhancements, and modifications made thereto by Vendor, shall be and remain the sole and exclusive property of Vendor.

 8.      LICENSE.

     Subject to the provisions of this Agreement, Vendor hereby grants Customer a nonexclusive, nontransferable and perpetual license in the Base Software, the Power Encode Software, the Software and that certain software known as CP3000 (together referred to as the "Software Products") consisting of the object code(s) and related documentation under each program element thereof of an unlimited number of copies of the Software Products for use by Customer at any and all locations of Customer, which by its definition herein includes all its operating divisions and majority- owned subsidiaries. Vendor also grants to Customer a license to use the source code and related documentation for the Software Products for the sole purpose of maintaining the Software Products for Customer's use, subject to the terms of this Agreement; provided however, that Customer shall comply fully with the terms of the Escrow Agreement, attached hereto as Exhibit B hereto and made a part hereof, prior to receiving such source code and documentation from the Escrow Agent. In the event the source code and related documents are released to the Customer by Escrow Agent for use as provided for herein ("Released Escrow Materials"), the Customer's right to use the Released Escrow Materials shall terminate if the Vendor rectifies the underlying situation that permitted the release of the escrowed materials and Vendor demonstrates that it is capable of performing as required by this Agreement. In such event, the Customer shall return the Released Escrow Materials to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, which will continue in full force and effect. The Software Products licensed shall include any improvements, additions, or modifications of the version or versions of the Software Products which Vendor has licensed Customer to use and materials related thereto and all materials, documentation, and technical information provided to Customer in written form for use in connection with the Software Products.

 9.      ESCROW AND MODIFICATIONS OF SOURCE CODE.

     Vendor shall place a copy of the source code for the Base Software and that certain software known as CP3000 into escrow pursuant to the Escrow Agreement executed as of even date herewith and appended hereto. After each determination by Customer that the Software satisfies the specifications and performance standards set forth in the Scope for the Installation Stage, and the Pilot, respectively, Vendor shall place the updated source code for the Software into escrow. Thereafter, throughout the term of this Agreement, Vendor shall improve, add to, or otherwise modify the source code prior to or at the time that any modifications of the Software Products are generally made available to the public by Vendor and shall place the updated source code into escrow.

 10.     SUPPORT SERVICES.

     (a)     Payment.

     Customer shall pay Vendor for the services described in subsections 10(b) and 10(c) below (the "Support Services") for a period of four years commencing on the Rollout Commencement Date. Vendor will invoice Customer for the payment after the Rollout Commencement Date. Customer shall pay the invoice within 30 days after Customer's receipt of the invoice. Not less than 60 days before the last day of the initial four-year term, and each renewal term thereafter, Vendor shall notify Customer and provide Customer with the option to renew Support Services for an additional one-year term. The fee for Support Services for each one-year renewal term will be based on the number of Customer stores using the Software, Base Software and/or CP3000 Software, as of the first day of the renewal term; this amount will not be adjusted during such renewal term even if Customer adds or deletes the Software, Base Software or CP3000 Software in its stores. The cost of Support Services per store will be per store for the first renewal term and thereafter will not increase more than once per year with any such increase not exceeding 5% of the prior term's per-store fee.

     (b)     Telephone Support.

	     Vendor will provide telephone support to Customer's help desk for the Software Products from 8:00 am to 6:00 pm, Eastern Time, Monday through Friday, excluding the holidays designated on Exhibit C. Vendor will respond to all phone calls from Customer's help desk within 2 hours. In the event that a problem that Customer reasonably believes is caused by the Software Product (rather than being caused by other external factors such as equipment failure or Customer misuse) prevents the Customer from using the Software Product or severely impacts Customer's ability to use the Software Product, Vendor shall work continuously on the problem until the problem is resolved. If Vendor is not able to correct such problem within seven (7) days of the first phone call placed by Customer's help desk, Vendor shall assign a senior software engineer and a development manager, both of whom are fully familiar with the Software Products, to work continuously and exclusively on the problem until resolved; furthermore, if the problem is not corrected within twenty (20) days of the first phone call placed by Customer's help desk, then Customer, at its option, may require Vendor, at Vendor's expense, to provide on-site service for the problem.

     (c)     Improvements /Enhancements/New Versions.

	     During the period of time that Customer purchases Support Services from Vendor pursuant to this Section 10, Vendor will provide to Customer any and all improvements of, enhancements to, and new versions of the Software Products at the time that Vendor makes them generally available to the public. If Customer requests Vendor to make customizations so that the Software Products are compatible with other new software added by Customer after the date of this Agreement, then Customer shall pay for such customizations a fee that is mutually agreed to by Customer and Vendor.

 11.     WARRANTIES.

     (a)     Ownership; Authority.

     Vendor warrants that it has full power and authority to grant the rights granted by this Agreement to Customer with respect to the Software Products without the consent of any other person; and that neither the performance of the Support Services by Vendor nor the development of the enhancements and modifications to the Base Software hereunder nor the license to and use by the Customer of the Software Products (including the copying thereof) will in any way constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure or other rights of any third party.

     (b)     Software.

	     Vendor warrants that following Pilot Completion, and as long as Customer purchases Support Services from Vendor pursuant to Section 10, the Software Products (and associated documentation) to be delivered to Customer hereunder shall be free from significant programming errors and from significant defects in workmanship and materials; shall conform to the performance capabilities, characteristics, specifications, functions and other descriptions and standards applicable thereto as set forth in the Scope; and that, in general, the development services to be performed by Vendor shall be performed in a timely and professional manner by qualified technicians totally familiar with the Software.

     (c)     Original Development.

     Vendor warrants that the Software Products and all products, documentation and other materials required to be delivered to Customer hereunder will be of original development by Vendor or, if developed by another party, will be subject to a valid license from such party to Vendor (which license does not in any way preclude Vendor from entering into this Agreement with Customer) and that the Software does not infringe upon or violate any patent, copyrights, trade secret, trademark, invention, proprietary information, nondisclosure, or other rights of any third party.

     (d)     Support Services.

	     Vendor warrants that, in general, the Support Services shall be performed in a timely and professional manner by qualified professional personnel; and that the Support Services shall conform to the standards generally observed in the industry for similar Support Services.

     (e)     Compliance with Applicable Laws.

	     Vendor warrants that the Software Products and all other products, documentation and other materials required to be delivered to Customer hereunder, the development and use by Customer thereof, and the performance by Vendor of its obligations hereunder, shall be in compliance with all applicable laws, rules and regulations as of the date of delivery thereof.



(f) Vendor warrants that, in the event that (1) the Unisys ENC 9620 equipment ceases to be manufactured, and
(2) Vendor elects in its sole discretion, to make modifications to the Software (and the Base Software and CP3000 Software, along with the Power Encode Software) so that such Software Products can operate on a different designated piece of equipment and (3) Customer is continuing to pay for Support Services hereunder, then Vendor shall, at no cost to Customer, make available to Customer such modifications to the Software Products so that the Software Products perform on such new designated piece of equipment, and such modifications shall become part of the Software Products covered herein and shall be supported under the Support Services set forth in Section
10 hereto.

     (g)     Warranty Disclaimer.

	     THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED,
INCLUDING,  BUT NOT LIMITED TO, ANY WARRANTIES OF
MERCHANTABILITY  OR FITNESS FOR PARTICULAR PURPOSE EXCEPT AND TO
THE  EXTENT EXPRESSLY PROVIDED IN THIS SECTION 11.

     (h)     Warranty Exclusions.

	     Vendor shall not be liable to Customer for the warranty provisions of this Paragraph 11 if:

	     (1)     Modifications are made to the Software
Products by any party other than Vendor without Vendor's prior written consent;

	     (2)     The media for the Software Products is
subject to  misuse or abuse.

	     (3) The Software Products are run on hardware that does satisfy either the requirements set forth in Scope A or such other requirements as Vendor may approve.

 12.     INDEMNIFICATION.

     (a) Vendor does hereby indemnify and shall hold harmless (including reasonable attorney's fees) the Customer and any employer or agent thereof (each of the foregoing being hereinafter referred to individually as the "indemnified Party") against all liability to third parties (other than liability caused by the Indemnified Party) arising from the negligence of Vendor or its agents or the violation of any third party's trade secrets, proprietary information, trademark, copyright, or patent rights in connection with the Software Products hereunder. Vendor may, at its option, conduct the defense in any such third party action arising as described herein and Customer promises fully to cooperate with such defense.

     (b) If a third party claim causes Customer's quiet enjoyment and use of the Software Products(s) supplied by Vendor to be seriously endangered or disrupted, Vendor shall, at its option, (1) replace the Software Product, without additional charge, with a compatible, functionally equivalent and non-infringing product; (2) modify the Software Product(s) to avoid the infringement without adversely affecting functionality and performance; or (3) obtain a license for the Customer to continue use of the Software Product(s) and pay for any additional fee required for such license. If none of the foregoing alternatives are possible even after the Vendor's best efforts, the Vendor shall return a pro rata portion of the license fee paid hereunder based on a straight-line depreciation schedule of 5 years, as well as any unused portion of prepaid maintenance fees.

     (c) Vendor shall have no liability to Customer for any claim of infringement pursuant to this Section 12 if:

	     (1) Customer has altered its version of the Software Products and such infringement would have been avoided if Customer had not altered its version of the Software Products (it being agreed that, whether or not Customer is paying for maintenance and support, Vendor has the obligation to comply with Section 12(b) above);

	     (2) Customer fails to promptly notify Vendor in writing of such a claim;

	     (3) Vendor is denied the opportunity to provide the defense for any such claim;

	     (4)     Customer settles a claim without first
obtaining  the written consent of Vendor; or



(d) The foregoing sets forth the entire liability of Vendor to Customer for the infringement of proprietary rights by the Software Products or any portion thereof.

 13.     CONFIDENTIALITY.

 Vendor and Customer agree to abide by the terms and conditions of that certain Cross-Company Mutual Nondisclosure Agreement dated as of January 24, 1997, by and among Vendor, Dayton Hudson Corporation and Mervyn's, which is attached as Exhibit E hereto, and Vendor and Customer acknowledge that the obligations of confidentiality thereunder shall survive termination of this Agreement.

 14.     INSURANCE.

     In addition to any other insurance requirements set forth in this Agreement, Vendor shall maintain (and cause its subcontractors, if any, to maintain) the following coverages shown on Exhibit D hereto in full force and effect until Pilot
Completion occurs.

     The foregoing insurance shall contain a provision whereby the insurer agrees to give Customer thirty (30) days' written notice before the insurance is canceled, expires or is materially altered. The foregoing insurance shall be written on an occurrence basis and shall include Dayton Hudson Corporation and Mervyn's as additional insureds. If the Certificate of Insurance attached as Exhibit D is replaced, Vendor shall furnish current certificates evidencing that the foregoing insurance is being maintained by Vendor. If Vendor replaces the insurance company shown in the Certificate of Insurance attached as Exhibit D with a new insurance company(ies), such company(ies) must be either rated no less than X as to financial rating and no less than A- as to Policy Holder's Rating (if rated) in the current edition of Best's Insurance Guide (or with an association of companies each of the members of which are so rated) or having a parent company's debt to policyholder surplus ratio of 1:1.

 15.     LIMITATION OF LIABILITY.

     Circumstances may arise where one party is entitled to recover damages from the other. In each such instance, regardless of the basis on which one party is entitled to claim damages from the other, EXCLUDING THE INDEMNIFICATION
OBLIGATIONS UNDER SECTION 12 AND THE CONFIDENTIALITY
OBLIGATIONS UNDER SECTION 13, each party shall only be liable for:

     a. Bodily injury (including death) and damage to real property and tangible personal property to the extent caused by the negligence or willful misconduct of that party;
and

     b. An amount not to exceed the amount paid as the total Progress Payments paid hereunder.

     EXCLUDING THE INDEMNIFICATION OBLIGATIONS UNDER
SECTION 12  AND THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION
13, under no circumstances shall either party be liable for any of the following:

     a. Third-party claims against that party for losses or damages (other than those for bodily injury or damage to property);

     b. Loss of, or damage to, the other party's records or data; or

     c. Economic consequential damages (including lost profits or savings or loss of use) or incidental, indirect or special damages, even if that party is informed of their possibility.

 16.     REMEDIES.

	     a. If any material breach of the terms and conditions provided for in this Agreement arise due to Vendor or Vendor's actions or inaction, Customer shall notify Vendor in writing and allow Vendor fifteen (15) days to resolve the material breach. If Vendor is unable to resolv e the material breach to Customer's satisfaction, Customer may then cancel the Agreement; or, if Section 6(b) is applicable, at Customer's option, Customer may cancel only the portion of the Agreement that pertains to the Software Development and Licensing Project.

     b.      Upon default in the payment of any fee or
other charge  invoiced to Customer pursuant hereto or upon a material  breach of any other condition of this Agreement to be
performed or observed by Customer, Vendor may at its   option:



	     (i)     terminate the Agreement, but only if
Customer fails to cure such default within fifteen (15) days after Vendor gives Customer written notice of such default, and

	     (ii) whether or not the Agreement is terminated, maintain an action for damages for breach of any material condition of the Agreement or for non- payment of any charges, but only if Customer fails to cure such breach within fifteen
(15) days after Vendor gives Customer written notice of such default.



	     (iii)in the event of the termination of this Agreement by Vendor as provided herein (in which case Customer shall have no further obligation to make any Progress Payments to Vendor), Vendor may:

		     (1) Require that Customer cease any further use of the Software Products or any product licensed hereunder and immediately return the same and all copies thereof, in whole or in part, to Vendor.

		     (2)     Cease performance of all Vendor's
obligations  to Customer without liability to Customer.

     c.      If, during the term of this Agreement,
bankruptcy or insolvency proceedings are commenced by or against either party, the other party may, on written notice, terminate this Agreement.

     d. No remedy in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy provided for in this Agreement or otherwise available to the parties at law or in equity. No express or implied waiver by a party of any default shall constitute the waiver of any other default by such party.

 17.     FORCE MAJEURE.

     Any delay or failure of performance of either party to this Agreement shall not constitute a breach or default of the Agreement, or give rise to any claims for damages, if and to the extent that such delay or failure is caused by an occurrence beyond the reasonable control of the party affected, including, but not limited to, acts of governmental authorities, acts of God, the discovery of materially different site conditions, wars, riots, rebellions, sabotage, fire, explosions, accidents, floods, strikes or lockouts involving another person's employees, or changes in laws, regulations, or ordinances. In the event that a party intends to invoke this force majeure provision, that party shall (a) promptly notify the other in writing of any such event of unavoidable circumstances, the expected duration thereof, and its anticipated effect on the ability of such party to perform its obligations hereunder; (b) make reasonable efforts to remedy any such event of unavoidable circumstances; and (c) promptly notify the other when its ability to perform is no longer impaired by the force majeure circumstances.

 18.     NOTICE.

     All notices, demands and requests required or permitted to be given under this Agreement must be in writing and must be delivered personally, by nationally recognized overnight courier or sent by United States certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective upon receipt if delivered personally, or on the next business day if sent by overnight courier, or three (3) business days after deposit in the mail if mailed. The initial addresses of the parties shall be:

     To Vendor:      ATS Money Systems, Inc.

		     25 Rockwood Place

		     Englewood, New Jersey

		     Attn: Jim Halpin

     To Customer:    Dayton Hudson Corporation

		     c/o Target Stores

		     33 South Sixth Street

		     Minneapolis, Minnesota 55402

		     Attn: Chief Information Officer

 Upon at least ten (10) days' prior written notice, each party shall have the right to change its address to any other address within the United States of America.

 19.     USE OF A PARTY'S NAME.

     Neither party shall use the other party's name, trademarks, service marks or logo in any advertisements or materials of a promotional nature or in soliciting other clients without first obtaining that party's written permission, which may be withheld at that party's sole discretion. The foregoing shall not apply to releases or disclosures required by law or directed in writing by a party's securities counsel, provided that a copy of such securities counsel's letter setting forth such direction is provided to the other party in advance of such release or disclosure and (unless necessary time constraints do not allow) the other party has the opportunity to review and approve such disclosure or release.

 20.     NO WAIVER.

     Except as expressly set forth in this Agreement, the failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waver of the provision itself, or a waiver of any right under this Agreement.

 21.     CAPTIONS, GENDER, NUMBER AND LANGUAGE OF
INCLUSION.

     The captions are inserted in this Agreement only for convenience of reference and do not define, limit, or describe the scope or intent of any provisions of this Agreement. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine, and neuter adjectives include one another. As used in this Agreement, the word "including" shall mean "including, but not limited to".

 22.     ARBITRATION.

     Any controversy or claim arising out of or related to this Agreement shall be resolved by arbitration in accordance with the then governing commercial rules of the American Arbitration Association. The location of the arbitration shall be Chicago, Illinois, unless the parties mutually agree to a different location. The decision of the arbitrator shall be binding and conclusive on all parties involved and judgment on the decision of the arbitrator may be entered in the highest court of any forum, federal or state, having jurisdiction. Initially, the parties shall split equally the costs of the arbitrator and the administration of the arbitration. The prevailing party, however, shall be entitled to recover from the other party its share of such costs and reasonable attorneys' fees. Exercise of any remedies for a matter that is subject to arbitration shall be suspended until the arbitration decision is made.

 23.     GOVERNING LAW.

     The validity, performance and construction of this Agreement shall be governed and interpreted in accordance with the laws of the State of California.

 24.     ENTIRE AGREEMENT.

     This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all previous communications, negotiations and agreements, whether oral or written, between the parties with respect to such subject matter. No additions to or modifications of this Agreement or waiver of any provisions of this Agreement shall be binding on either party unless made in writing and executed by Customer and Vendor.

 25.     SEVERABILITY/SURVIVAL.

     Every section, term and provision of this Agreement is severable from the others. Any future determination by a court or other authority having jurisdiction over the parties or this Agreement that a particular section, term, or provision of this Agreement is invalid, void, illegal, or unenforceable shall not affect the validity and enforceability of the remaining sections, terms, or provisions. The provisions of Sections and all of the warranties and representations expressly set forth herein shall survive the termination of this Agreement.

 26.     ASSIGNMENT AND SALE.

     This Agreement and the rights granted hereunder shall not be assigned without the prior written consent of the other party; provided, however, that a successor in interest by merger, operation of laws, assignment, purchase, or otherwise of the entire business of a party shall acquire all of the interests and obligations of that entity hereunder; and further provided, however, that either party shall have the right to assign or otherwise transfer this Agreement and/or its rights hereunder, to its parent or to one of its subsidiaries or affiliates upon prior written notice to the other party. The assignee shall have the same rights and obligations as the assignor and shall agree in writing to be bound by the terms and conditions of this Agreement. Notwithstanding any provision contained herein to the contrary, in the event the Customer sells and/or otherwise disposes of its interest ("Divestiture") in an operating division or subsidiary (the "Divested Entity"), the Divested Entity shall be entitled to the continued use of the licensed Software Products only at the locations authorized to use the Software Products prior to the Divestiture provided the Divested Entity agrees in writing to be bound by the provisions of this Agreement. In addition, a Divested Entity shall not be entitled to Support Services pursuant to Section 10.

 27.     ADDITIONAL OR CONTRARY TERMS AND PROVISIONS,
IF ANY.

     Any additional or contrary terms and provisions set forth in a rider dated as of the date of this Agreement, signed by both parties, and attached hereto shall be incorporated herein and shall govern over any contrary terms and provisions set forth above.

 28.     MISCELLANEOUS.

     (a)     Taxes.

     Customer shall pay all taxes based on or in any way measured by this Agreement, the Software Products or any portion thereof, or any services related thereto, excluding taxes based on Vendor's net income, but including personal property taxes. Customer may challenge the validity of any such tax provided that Customer shall nevertheless pay such tax when due and thereafter seek a refund.

     (b)     Access to Software Products.

	     Access to the Software Products shall be limited to employees and subcontractors of Customer ("Persons with
Access") who require access to the Software Products to perform their designated responsibilities for Customer. Customer shall take reasonable steps to protect Vendor's interest in the Software Products and to have such Persons with Access comply with Customer's obligations under this Agreement.

     (c)     Obligations of Subsidiaries.

	     Dayton Hudson Corporation acknowledges that, in executing this Agreement on behalf of itself, its operating divisions and its majority-owned subsidiaries, it is binding its majority-owned subsidiaries to the terms hereof and that it shall cause such majority-owned subsidiaries to fully comply with tile terms hereof.

 EXHIBITS:
 EXHIBIT A - SCOPE OF WORK
 EXHIBIT B - SOURCE CODE ESCROW AGREEMENT
 EXHIBIT C - HOLIDAYS OF ATS
 EXHIBIT D - CERTIFICATE OF INSURANCE
 EXHIBIT E - CROSS-COMPANY MUTUAL NONDISCLOSURE AGREEMENT

 VENDOR:                                 CUSTOMER:

 ATS MONEY SYSTEMS, INC.             DAYTON HUDSON CORPORATION.

                           				     ON BEHALF OF ITSELF, ITS

                           				     OPERATING DIVISIONS AND ITS

                           				     MAJORITY-OWNED SUBSIDIARIES

 By:______________________
                           				     By:_________________________

 Name:____________________
                           				     Name:_______________________

                                    Title:___________________
 Title:______________________

 Date:____________________
                           				     Date:_______________________



EXHIBIT B



 ESCROW AGREEMENT

     This Escrow Agreement ("Agreement") is made as of
the 15th day of April, 1997, by and between ATS Money Systems, Inc., a Nevada corporation whose principal office is located at
25 Rockwood Place, Englewood, New Jersey   07631 ("ATS"), Dayton
Hudson Corporation, a Minnesota corporation whose principal office is located at 33 South Sixth Street, Minneapolis, Minnesota 55402 ("DHC") and Fort Knox Escrow Services, Inc. ("Escrow Agent"), a Georgia corporation located at 3539 A Church Street, Clarkston, Georgia 30031-1717.

     Whereas, pursuant to that certain Agreement For
Software License between ATS and  DHC dated as of April 15, 1997
(the "Project Agreement"), ATS has agreed to deposit certain proprietary materials into escrow.

     Whereas, ATS and DHC desire Escrow Agent to keep the materials deposited into escrow in its possession for delivery to DHC under certain circumstances; and

     Whereas, Escrow Agent desires to act as custodian of the deposited materials under the terms and conditions specified herein.

     Now, therefore, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound legally, agree as follows:

 1.      Definitions.  In addition to the terms
defined elsewhere in this Agreement, the following terms shall have the meanings provided for in this Section 1, unless the context clearly requires otherwise:

     1.1 "Licensed Programs" shall mean, individually and collectively, the computer software programs licensed by DHC from ATS pursuant to the Project Agreement.

     1.2     "Source Code Materials" shall mean a
complete copy of the source code for each of the Licensed Programs, consisting of the full source code language of the Licensed Programs including, but not limited to, development tools, utilities and interfaces, together with complete system programming, maintenance and system documentation describing the interrelationships and functions of each program, routine or module, and all other necessary information which would enable a reasonably skilled computer programmer or analyst to reconstruct, maintain, or enhance the Licensed Programs without the aid of ATS or any other person or reference to any other materials.

     1.3 "Escrow Materials" shall mean, collectively, the Source Code Materials as the same may be modified and updated from time to time in accordance with the Project
Agreement or any  other agreement between ATS and DHC.

     2. Delivery by ATS. On or prior to the date specified in the Project Agreement for delivery of the Escrow Materials, ATS shall deliver to Escrow Agent one or more sealed packages containing the Source Code Materials. ATS shall identify each item in each package and certify the completeness and accuracy of the indicated Escrow Materials in a letter forwarding the same to Escrow Agent with a copy to DHC.

     3. New Releases. ATS agrees to deposit with Escrow Agent all modifications, updates and new releases of the Escrow Materials by delivery to Escrow Agent as required by the Project Agreement. When ATS delivers any update of the Escrow Materials to Escrow Agent, it shall provide a complete version of the Escrow materials in a sealed package and certify the completeness and accuracy of the indicated Escrow Materials in a letter forwarding the same to Escrow Agent with a copy to DHC. Upon receipt of same, Escrow Agent shall return to ATS the previous version of the Escrow Materials it held in custody.

     4.      Terms and Conditions for Delivery of Escrow
Materials. Escrow Agent agrees that the Escrow Materials shall be held by it for delivery to ATS or DHC under the terms and conditions hereinafter set forth.

     4.1     Delivery of Source Code Materials to DHC.
Subject to the provisions of Sections 4.2 and 4.3 hereof, ATS and Escrow Agent agree that the Source Code Materials shall be held by Escrow Agent for delivery to DHC but only in the event that:

	     (a) ATS notifies Escrow Agent in writing to effect such delivery by mail to DHC, the notification being accompanied by a certified or cashier's check payable to Escrow
Agent for the required fee reflected on Exhibit A; or

	     (b) Escrow Agent received from DHC written notification that ATS has:



		     (i) failed in any material respect to support or maintain the Licensed Programs as required by the Project
Agreement, and the Source Code Materials are required by DHC to perform or allow a third party to perform such services in an efficient manner;

		     (ii) ceased to be engaged in the business of providing support or maintenance for the Licensed Software or similar software, and the Source Code Materials are required by DHC to place itself in a position to support or maintain the Licensed Programs; or

		     (iii) availed itself of, or been subjected to by any third party, a proceeding in bankruptcy in which ATS is the named debtor (other than a reorganization under Chapter 11 of the federal bankruptcy laws) which is not dismissed or converted to a Chapter 11 proceeding within 90 days following the date the petition was filed, a general assignment by ATS for the benefit or its creditors, or any dissolution or liquidation of ATS.

	     (c) Any such written notice from DHC shall be accompanied by: (i) evidence that DHC has previously notified ATS of such failure in writing; (ii) a written demand that the Source Code Materials be released and delivered to DHC; (iii) a written undertaking from DHC that the Source Code Materials being supplied to DHC will be used only as permitted under the terms of the Project Agreement; (iv) specific instructions from DHC for this delivery; and (v) a certified or cashier's check payable to Escrow Agent for the required fee reflected on Exhibit A.



 4.2     Notification to ATS.  In the event a request
for a copy of any Escrow Materials from DHC, Escrow Agent shall, within five (5) working days of receipt of any written notification pursuant to paragraph (b) and (c) of Section 4.1, send by a recognized overnight courier, and by certified mail, return receipt requested, a photostatic copy of all documents received from DHC to ATS, with a copy to Kraemer, Burns, Mytelka & Lovell, P.A. by overnight courier and certified mail, return receipt requested. ATS shall have fifteen (15) days from the date Escrow Agent shall have sent such documents to ATS to send to Escrow Agent written notice of its objection to the release of a copy of the Escrow Materials requested by DHC and to request that the issue of DHC's entitlement to a copy of the requested Escrow Materials be submitted to arbitration in accordance with the provisions hereof. Escrow Agent will forward a copy of ATS' written notice of objection and demand for arbitration to DHC within five (5) days following receipt
from ATS.   If within fifteen (15) days after mailing and
sending by overnight courier the items specified in  paragraph
(b) and (c) of Section 4.1 to ATS, Escrow Agent has not received written notice of ATS' objection to the release of a copy of the Escrow Materials and its request for arbitration, then Escrow Agent shall mail a copy of the Escrow Materials requested to DHC in accordance with the instruction specified in DHC's request.

     4.3 Arbitration. In the event that ATS shall send written notice to Escrow Agent within the time required by
Section 4.2, DHC's right to receive the requested Escrow Materials shall be submitted to, and settled by arbitration by a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association (the "Arbitration Proceeding"). The Arbitration Proceeding shall be held in Chicago, Illinois unless the parties mutually agree to a different locations and the arbitrators shall apply California law. At least one (1) arbitrator shall be reasonably familiar with the computer software industry. Any decision of the arbitrators shall be binding and conclusive on all parties involved, and judgment upon their decision may be entered in the highest court of any forum, federal or sate, having jurisdiction. All costs of the Arbitration Proceeding, including reasonable attorneys' fees and costs incurred by the prevailing party and Escrow Agent shall be paid by the non-prevailing party. The provisions of this sub-section shall not in any way limit any party's right to seek equitable relief from any court.

     4.4     Delivery by Escrow Agent to ATS.  Escrow
Agent shall release and deliver the Escrow Materials to ATS upon termination of this Agreement pursuant to Section 9 hereof.

     5. Liability. Except for actual fraud, gross negligence or intentional misconduct, Escrow Agent shall not be liable to ATS or DHC for any act, or failure to act, by Escrow Agent in connection with this Agreement. Escrow Agent will not be liable for special, indirect, incidental or consequential damages hereunder. The foregoing notwithstanding, nothing in this Agreement shall limit any remedies to which ATS may be entitled, whether at law or in equity, in connection with any claim relating to the misappropriation of confidential information or trade secrets or the violation of any copyright or other intellectual property right of ATS.

     6.      Indemnity.  ATS and DHC hereby agree to
indemnify and hold harmless Escrow Agent and each of its directors, officers, and stockholders, absolutely and forever, and from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including legal fees, that may be asserted against Escrow Agent or any of its directors, officers, or stockholders with respect to any act, except as a result of the negligent act or omission on the part of Escrow Agent (or any of its officers, directors, stockholders, employees or agents) and as otherwise provided in Section 5.

     7. Disputes and Interpleader. In the event of any dispute between ATS and DHC relating to delivery of any Escrow Materials by Escrow Agent or to any other matter covered by this Agreement, Escrow Agent may submit the matter to any court of competent jurisdiction in an interpleader or similar action. Any and all costs incurred by Escrow Agent in connection therewith shall be borne by the party bringing such action, however, the party bringing such action shall be entitled to recover such costs if it prevails against the other party (but not from the Escrow Agent). Without limiting the generality of the foregoing, if Escrow Agent shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, schedule, report, certificate, direction or other document from any person or entity with respect to the Escrow Materials, that, in the opinion of the management of Escrow Agent is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the ownership or right of possession of the Escrow Materials or any part thereof, Escrow Agent shall be entitled, without liability to anyone, to refrain from taking any action other than to exercise best efforts to keep safe the Escrow Materials until Escrow Agent shall be directed otherwise in writing by an order, decree, ruling or judgment of the Arbitration Proceeding or a court of competent jurisdiction, but Escrow Agent shall be under no duty to institute or defined any such proceeding.

     8. Bankruptcy. ATS and DHC acknowledge that this Agreement is an "agreement supplementary to" the Project Agreement as provided in Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"). ATS acknowledges that if ATS, as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code, rejects the Project Agreement or this Agreement, DHC may elect to retain its rights under the Project Agreement and this Agreement as provided in Section 365(n) of the Bankruptcy Code as they relate to the Escrow Materials. Upon written request of DHC to ATS of the Bankruptcy Trustee, ATS or such Bankruptcy Trustee shall not interfere with the rights of DHC as provided in the Project Agreement and this Agreement, as they relate to the right to obtain the Escrow Materials from the Escrow Agent in accordance with Section 4 hereof.

     9.      Termination.  This Agreement may be
terminated at any time by any party upon ninety (90) days' prior written notice to each of the other parties sent by registered or certified mail, return receipt requested and first class postage prepaid. In the event of termination, and provided Escrow Agent has been paid all fees due hereunder, Escrow Agent will forward all copies of the Escrow Materials in its possession to the replacement escrow agent, or, if agreed by DHC in writing, to ATS. Prior to the expiration of such 90 day period, ATS and DHC shall enter into an escrow agreement with a replacement escrow agent, which agreement shall be on the same terms and conditions set forth herein, together with such changes and modifications as both parties may approve, which approval shall not be unreasonably withheld, conditioned or delayed. ATS and DHC will promptly notify Escrow Agent of the name and address of any replacement escrow agent.

     10.     Fees; Non-Payment.  Except as otherwise
provided in this Agreement, ATS and DHC shall share equally the Escrow Agent fees in accordance with Exhibit A as compensation for Escrow Agent's services under this Agreement, including any amounts due Escrow Agent on termination of this Agreement. In the event of non-payment of any fees or charges invoiced by Escrow Agent, Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to ATS and DHC and, in such an event, either party shall have the right to pay the unpaid fee within thirty (30) days of receipt of notice from Escrow Agent and recover such amount from the responsible party, and upon timely payment of the unpaid fee by either party, this Agreement shall continue in full force and effect. Failure to pay the unpaid fee within thirty (30) days shall result in termination, as outlined above in Section 9.

     11.     Governing Law.  This Agreement shall be
construed and enforced in accordance with the laws of the State of California.

     12.     Notices.  Except as otherwise provided in
Section 4.2, all notices and other communications hereunder or in connection herewith shall be deemed to have been duly given if delivered personally or sent by registered or certified mail in writing, return receipt requested and first class postage prepaid:

    If to ATS:              ATS Money Systems, Inc.

			     25 Rockwood Place

			     Englewood, New Jersey 07631

			     Attn:  Gerard F. Murphy, President

	     with a copy to: Kraemer, Burns, Mytelka  & Lovell, P.A.

			     Counselors at Law

			     675 Morris Avenue

			     Springfield, New Jersey 07081

			     Attn:  Douglas E. Burns



     If to Escrow Agent:     Fort Knox Escrow Services, Inc.

                     			     3539 A Church Street

                     			     Clarkston, Georgia  30031-1717

                      			     Attn:  Lisa McKinney


     If to DHC:              Dayton Hudson Corporation,

                     			     33 South Sixth Street

                     			     Minneapolis, Minnesota 55402


                     			     Attn:  Chief Information Officer

       	     with a copy to: Dayton Hudson Corporation

                     			     22301 Foothill Blvd.

                     			     Mailstop MO2Q

                     			     Hayward, California  94541

                     			     Patricia Rigby Williams, Esq.

 Either party may change its address for notices under this Agreement by providing the other party with written notice in the matter set forth above.

     13. Third Party Beneficiaries. Other than the parties specifically identified herein, there are no intended third party beneficiaries of this Agreement.

     14. Entire Agreement. This Agreement, together with Exhibit A hereto, constitute the entire agreement between Escrow Agent and ATS with respect to the subject matter hereof, all prior agreements and understanding being merged herewith.

 Witness (Attest):                       ATS MONEY SYSTEMS, INC.

______________________
                                    					By:________________________________

                                    					Printed Name:______________________

                                    					Title:_____________________________

                                    					Date:______________________________

 Witness (Attest):                       DAYTON HUDSON CORPORATION

 _______________________
                                    					By:________________________________

                                    					Printed Name:______________________

                                    					Title:_____________________________

                                    					Date:_____________________________

 Witness (Attest):                       FORT KNOX ESCROW SERVICES, INC.

______________________
                                   					 By:________________________________

                                   					 Printed Name:______________________

                                   					 Title:_____________________________

                                   					 Date:_____________________________